CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 109 to the Registration Statement on Form N-4 (No. 2-30070) (the “Registration Statement”) of our report dated February 21, 2023 relating to the consolidated financial statements and financial statement schedules of Equitable Financial Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our report dated April 14, 2023 relating to the financial statements of each of the variable investment options of Separate Account A indicated in our report. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

April 19, 2023